OMB APPROVAL
                                         -----------------------------
                                                  OMB Number 3235-0104
                                            Expires: December 31, 2001
                                              Estimated average burden
                                        hours per response ....... 0.5
                                        ------------------------------


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3/A

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



======================================================================
1. Name and Address of Reporting Person


   VantagePoint Communications Partners, L.P.
----------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    1001 Bay Hill Drive, Suite 100
----------------------------------------------------------------------
                                    (Street)

   San Bruno              CA                     94066
----------------------------------------------------------------------
   (City)               (State)                 (Zip)


======================================================================

2. Date of Event Requiring Statement (Month/Day/Year)

   11/10/1999

======================================================================

3. IRS Identification Number of Reporting Person, if an entity (voluntary)


======================================================================

4. Issuer Name and Ticker or Trading Symbol


   ASD Systems, Inc. (ASDS)
======================================================================

5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [   ]   Director                     [ X ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


         ----------------------------------------------
=====================================================================

6. If Amendment, Date of Original (Month/Day/Year)

   11/12/1999

=====================================================================

7. Individual or Joint/Group Filing (Check Applicable Line)
   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

======================================================================

-----------------------------------------------------------------------




=================================================================================================================================
Table I -- Non-Derivative Securities Beneficially Owned
=================================================================================================================================

                                            2.                       3.
1.                                          Amount of Securities     Ownership Form
Title of Security                           Beneficially Owned       Direct (D) or        4.
(Instr. 4)                                 (Instr. 4)                Indirect (I)         Nature of Indirect Beneficial Ownership
---------------------------------------------------------------------------------------------------------------------------------
No Securities Owned
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  5(b)(v).



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or Indirect (I)    Ownership
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================


Explanation of Responses:







     SEE ATTACHMENT A
--------------------------------------------       ------------------
    **Signature of Reporting Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

                            ATTACHMENT A
                            ------------


1.  Reporting Persons
    -----------------

    VantagePoint Communications Partners, L.P. (Designated Filer)
    1001 Bayhill Drive, Suite 100
    San Bruno, California  94066

    VantagePoint Communications Partners, L.L.C.
    1001 Bayhill Drive, Suite 100
    San Bruno, California 94066



2.  Signatures of Reporting Persons
    -------------------------------

    VantagePoint Communications Partners, L.P.

    By:  VantagePoint Communications Associates, L.L.C.,
         its general partner


        By:  /s/  ALAN E. SALZMAN                         Date:  12/09/1999
           ------------------------------------------           -----------
             Alan E. Salzman, Managing Member


    VantagePoint Communications Associates, L.L.C.


    By:   /s/  ALAN E. SALZMAN                            Date:  12/09/1999
       -------------------------------------------              ------------
        Alan E. Salzman, Managing Member